Exhibit 99.1

MSCI Inc. Reports First Quarter 2010 Financial Results

New York – April 8, 2010 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the first quarter ended February 28, 2010.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2009, unless otherwise noted.)

•	Operating revenues increased 14.9% to $121.7 million in first quarter 2010.
•	Adjusted EBITDA increased 17.6% to $57.0 million in first quarter 2010 for an adjusted EBITDA margin of 46.8%. See Table 6 titled "Reconciliation of Adjusted EBITDA to Net Income."
•	Net income increased 64.5% to $27.5 million, or $0.26 per diluted share, in first quarter 2010 for a net income margin of 22.6%.

Henry A. Fernandez, Chairman and CEO, said “We delivered a strong quarter with double digit revenue and adjusted EBITDA growth. Excluding $2.2 million of one time expenses associated with our recently announced acquisition of RiskMetrics Group Inc., our adjusted EBITDA was $59.2 million and our EBITDA margin was at the high end of our target range. Even though the markets for our products have not fully recovered, we continued to experience improving business conditions worldwide, as evidenced by the sequential growth in our subscriptions sales and further increases in our retention rates.”

“At the beginning of March, we announced the planned acquisition of RiskMetrics. The combined company will have much greater capabilities in the rapidly growing market for multi-asset class risk management analytics and is a key step in our strategy of building an industry leading investment analytics business. We have begun planning for the integration and expect the deal to close in our fiscal 2010 third quarter,” added Mr. Fernandez.

Table 1:  MSCI Inc. Selected Financial Information
	Three Months Ended		Change from
	February 28,		February 28,
In thousands, except per share data	2010	2009	2009
Operating revenues	$121,680	$105,915	14.9%
Operating expenses	$74,423	$73,131	1.8%
Net income	$27,518	$16,724	64.5%
% Margin	22.6%	15.8%
Diluted EPS	$0.26	$0.16	62.5%
Adjusted EBITDA1	$56,999	$48,465	17.6%
% Margin	46.8%	45.8%

1 See Table 6 titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

Summary of Results for Fiscal First Quarter 2010

Operating Revenues – See Table 4

Total operating revenues for the three months ended February 28, 2010 (first quarter 2010) increased $15.8 million, or 14.9%, to $121.7 million compared to $105.9 million for the three months ended February 28, 2009 (first quarter 2009). Subscription revenues increased by 4.3% to $96.7 million while equity index asset-based fees rose 89.5% to $25.0 million. Subscription revenue growth resulted from increases in revenues related to equity index subscriptions and Multi-Asset Class Analytics, which were up 10.8% and 12.7%, respectively, in first quarter 2010 offset, in part, by decreases of 6.7% in Equity Portfolio Analytics and 0.2% in Other Products. Non-recurring subscription revenues

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increased $0.3 million to $2.5 million in the quarter. The company recorded revenue growth in all regions, most notably in the Americas and in Asia Pacific. Revenue growth from Asset Managers, Asset Owners, Broker Dealers, and Others helped offset declines from Hedge Funds.

Equity Indices:  Revenues related to Equity Indices increased $16.7 million, or 28.6%, to $75.2 million in first quarter 2010 compared to first quarter 2009. Total equity index revenues grew in all regions and across all client types. Revenues from equity index subscriptions were up 10.8% to $50.2 million in first quarter 2010 with growth in all regions and all client types. The increase reflects continued growth in small cap, emerging markets, developed markets and custom index subscriptions which more than offset a decline in revenues from derivative structured products linked to our indices.

Revenues attributable to equity index asset based fees increased 89.5% to $25.0 million in first quarter 2010 compared to first quarter 2009, reflecting increases of 102.5% to $20.1 million for ETF asset based fees and 50.0% to $4.9 million for other asset based fees. The average value of assets in ETFs linked to MSCI equity indices increased 89.6% to $239.6 billion for first quarter 2010 compared to $126.4 billion for first quarter 2009. As of February 28, 2010, the value of assets in ETFs linked to MSCI equity indices was $235.6 billion, representing an increase of $127.8 billion, or 118.6%, from $107.8 billion as of February 28, 2009. We estimate that the $127.8 billion year-over-year increase in assets in ETFs linked to MSCI equity indices was attributable to $77.3 billion of net asset appreciation and $50.5 billion of cash inflows.

The value of assets in ETFs linked to MSCI equity indices at the end of first quarter 2010 rose 0.6%, or $1.4 billion, from the end of the fourth quarter 2009. We estimate that the increase was attributable to asset inflows of $4.4 billion offset, in part, by asset depreciation of $3.0 billion. The $4.4 billion of asset inflows was comprised of $2.8 billion of asset inflows into established ETFs supplemented by $1.6 billion of asset inflows into ETFs launched over the last 12 months.

The three MSCI indices with the largest amount of ETF assets linked to them as of February 28, 2010 were the MSCI Emerging Markets, EAFE (an index of stocks in developed markets outside North America), and US Broad Market Indices. The assets linked to these indices were $63.2 billion, $37.8 billion, and $13.4 billion, respectively.

Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products decreased $2.2 million, or 6.7%, to $30.0 million in first quarter 2010 compared to the same period in 2009 as lower retention rates more than offset new sales during 2009. Revenue declined 10.1% to $19.4 million for Aegis (our proprietary risk data delivered in a bundle with our proprietary software platform) and 3.5% to $9.1 million for Models Direct (our proprietary data delivered directly). These declines were partially offset by an increase of 29.9% to $1.6 million for Barra on Vendors (our proprietary data accessed through third party vendors). Revenues declined across all client categories and all regions except Asia Pacific.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased $1.2 million, or 12.7%, to $10.8 million in first quarter 2010 compared to the same period in 2009. Sales of BarraOne remained the biggest driver of growth in this product category. BarraOne revenues rose by 23.6% to $9.2 million offset, in part, by a 24.6% decline to $1.6 million in revenues from TotalRisk. TotalRisk is in the process of being decommissioned, with its existing users being offered the opportunity to transition to BarraOne. Revenues rose in all client categories except for hedge funds and across all regions except Asia Pacific.

Other Products: Revenues from Other Products was flat at $5.7 million in first quarter 2010 compared to first quarter 2009. Energy and commodity analytics products revenues grew by 10.6% to $4.2 million, offset, in part, by a decrease of 7.9% to $1.5 million in revenues for fixed income analytics.

Operating Expenses – See Table 5

Total operating expenses increased $1.3 million, or 1.8%, to $74.4 million in first quarter 2010 compared to first quarter 2009.

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Cost of services expenses rose by $0.4 million, or 1.2%, in the first quarter 2010. Excluding founders grant expenses, compensation expense rose by $2.4 million, or 12.6%. The biggest drivers of the change were increased investments in our product development and research staffing levels. Non-compensation expenses declined by $0.7 million, or 9.3%. The biggest driver of the decline in non-compensation expenses was the elimination of expense allocations from Morgan Stanley and the reallocation of some information technology expenses to selling, general and administrative expense.

Selling, general and administrative expense rose by $2.7 million, or 7.9%. Excluding founders grant expenses, compensation expense rose $2.2 million, or 11.7%. Non-compensation expenses rose by $3.3 million or 28.6%. Excluding the impact of $2.2 million of expenses related to the planned acquisition of RiskMetrics Group, non-compensation expenses rose by $1.1 million, or 9.0%. Selling expenses excluding founders grant expenses rose by $1.8 million, or 17%, to $12.4 million, driven by higher compensation expense related to our investment in sales support staff. General and administrative costs excluding founders grant expenses rose $3.7 million, or 18.6%, to $23.7 million. Excluding costs associated with the announced acquisition of RiskMetrics Group, general and administrative expenses rose by $1.5 million, or 7.3%.

Total compensation costs increased 1.2% to $45.0 million. Excluding founders grant expenses, compensation expenses increased 12.2% to $43.0 million. The increase excluding founders grant expenses largely reflects an increase in headcount of 120, or 15.0%, to 918 employees.

Total founders grant expenses fell by $4.1 million, or 66.6%, to $2.1 million. The drop in founders grant expense is a result of the vesting of a portion of these awards on November 14, 2009 at the two-year anniversary of the company’s initial public offering. Expenses related to the founders grant awards reflect the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant in connection with our IPO completed in November 2007, which are being amortized through 2011. Of the $2.1 million of founders grant expenses recorded in first quarter 2010, $0.7 million was recorded in cost of services and $1.4 million was recorded in selling, general and administrative expense.

Total non-compensation expenses excluding depreciation and amortization increased $2.6 million to $21.7 million, a 13.4% increase. The increase largely reflects higher outside professional costs, occupancy expense, and travel and entertainment expenses. The increase in professional costs included $2.2 million in expenses related to the announced acquisition of RiskMetrics Group. These increases were partially offset by the elimination of expense allocations from Morgan Stanley and lower market data expenses. Excluding costs associated with the announced acquisition of RiskMetrics Group, non-compensation costs excluding depreciation and amortization rose 1.7% to $19.5 million.

Adjusted EBITDA – See Table 6

Adjusted EBITDA increased 17.6% to $57.0 million for first quarter 2010 from $48.5 million for first quarter 2009. See Table 6 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below. The Adjusted EBITDA margin increased to 46.8% in first quarter 2010 from 45.8% in first quarter 2009. Excluding $2.2 million in expenses related to the planned acquisition of RiskMetrics, Adjusted EBITDA would have been $59.2 million and the Adjusted EBITDA margin would have been 48.7%.

Other Expense (Income), Net

Other expense (income), net was an expense of $3.4 million in first quarter 2010 compared to an expense of $6.4 million in first quarter 2009. The $3.0 million decrease primarily reflects a reduction of $1.2 million in interest expense due to lower average outstanding debt and the impact of lower interest rates on the unhedged portion of our debt as well as reduced foreign exchange losses of $0.8 million.

Provision for Income Taxes

The provision for income taxes increased 68.9% to $16.3 million in first quarter 2010. The effective tax rate for first quarter 2010 was 37.2% compared to 36.6% in first quarter 2009.

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Net Income

Net income increased 64.5% to $27.5 million in first quarter 2010 from first quarter 2009 and the net income margin increased to 22.6% from 15.8%.

Subsequent Event

On April 1, 2010, the company utilized its excess cash and cash equivalents and short-term investments to prepay $147 million of its existing term loan facilities. Approximately $59.5 million was paid on its existing term loan A facility and approximately $87.5 million was paid on its existing term loan B facility.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2010 results on Thursday, April 8, 2010 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, http://ir.msci.com, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through April 15, 2010. To listen to the recording, visit the investor relations section at http://ir.msci.com, or dial 1-800-642-1687 (passcode: 63716262) within the United States. International callers dial 1-706-645-9291 (passcode: 63716262).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which include over 120,000 indices calculated daily across more than 70 countries, and the Barra risk models and portfolio analytics, which cover 59 equity and 48 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:
Edings Thibault, MSCI, New York	+ 1.866.447.7874
For media inquiries please contact:
Steven Bruce | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve

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known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2009 and filed with the Securities and Exchange Commission on January 29, 2010, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 2, 2010 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics Group Inc.

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics are not presented as alternative measures of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics are additional measures that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets and other unusual one-time non-cash charges included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance.

Additionally, our management uses Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA and Adjusted EBITDA excluding one time expenses associated with our acquisition of RiskMetrics are non-GAAP measures that should not be considered as alternative to net income, as indications of financial performance or as alternatives to cash flow from operations as a measure of liquidity.

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Table 2:  MSCI Inc. Consolidated Statement of Income

	Three Months Ended
	February 28,		November 30,
In thousands, except per share data	2010	2009	2009
Operating revenues	$121,680	$105,915	$118,790

Operating expenses
Cost of services	29,291	28,935	32,214
Selling, general and administrative	37,461	34,716	33,487
Amortization of intangible assets	4,278	6,429	6,268
Depreciation and amortization of property, equipment, and leasehold improvements	3,393	3,051	3,065
Total operating expenses	74,423	73,131	75,034

Operating income	47,257	32,784	43,756

Interest income	(408)	(121)	(339)
Interest expense	4,436	5,638	4,513
Other expense (income)	(608)	882	(71)
Other expense (income), net	3,420	6,399	4,103

Income before income taxes	43,837	26,385	39,653

Provision for income taxes	16,319	9,661	15,118

Net income	$27,518	$16,724	$24,535

Earnings per basic common share1	$0.26	$0.16	$0.24
Earnings per diluted common share	$0.26	$0.16	$0.24

Weighted average shares outstanding used in computing earnings per share
Basic	105,235	100,286	101,383
Diluted	105,844	100,286	103,792

1As the result of the adoption of new accounting guidance, Basic EPS for the three months ended February 28, 2009 and the three months ended November 30, 2009 were recalculated.  The new calculation reduced the previously reported Basic EPS by $0.01 for the three months ended February 28, 2009 and had no impact  for the three months ended November 30, 2009.

Table 3: MSCI Inc. Selected Balance Sheet Items

	As of
	February 28,	November 30,
In thousands	2010	2009
Cash and cash equivalents	$84,349	$176,024
Short-term investments	$358,145	$295,304
Trade receivables, net of allowances	$113,901	$77,180

Deferred revenue	$168,311	$152,944
Current maturities of long-term debt	$42,088	$42,088
Long-term debt, net of current maturities	$327,099	$337,622

*On April 1, 2010, MSCI utilized $147.0 million of its cash and cash equivalents and short-term investments to prepay its existing term loan facilities. As a result, current maturities of long-term debt were reduced by $16.7 million and long-term debt, net of current maturities was reduced by $130.3 million.

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Table 4:  Operating Revenues by Product Category

	Three Months Ended			Change from
	February 28,		November 30,	February 28,	November 30,
In thousands	2010	2009	2009	2009	2009
Equity indices
Equity index subscriptions	$50,175	$45,267	$48,385	10.8%	3.7%
Equity index asset based fees	24,985	13,182	22,761	89.5%	9.8%
Equity indices total	75,160	58,449	71,146	28.6%	5.6%
Equity portfolio analytics	29,983	32,140	30,399	(6.7%)	(1.4%)
Multi-asset class portfolio analytics	10,845	9,623	10,581	12.7%	2.5%
Other products	5,692	5,703	6,664	(0.2%)	(14.6%)
Total operating revenues	$121,680	$105,915	$118,790	14.9%	2.4%
Subscriptions	96,695	92,733	96,029	4.3%	0.7%
Equity index asset based fees	24,985	13,182	22,761	89.5%	9.8%
Total operating revenues	$121,680	$105,915	$118,790	14.9%	2.4%

Table 5:  Additional Operating Expense Detail

	Three Months Ended			Change from
	February 28,		November 30,	February 28,	November 30,
In thousands	2010	2009	2009	2009	2009
Cost of services
Compensation	$21,686	$19,252	$20,800	12.6%	4.3%
Founders grant	681	2,045	2,103	(66.7%)	(67.6%)
Total Compensation	22,367	21,297	22,903	5.0%	(2.3%)
Non-compensation	6,924	7,638	9,311	(9.3%)	(25.6%)
Total cost of services	29,291	28,935	32,214	1.2%	(9.1%)
Selling, general and administrative
Compensation	21,269	19,047	18,473	11.7%	15.1%
Founders grant	1,390	4,156	4,151	(66.6%)	(66.5%)
Total Compensation	22,659	23,203	22,624	(2.3%)	0.2%
Non-compensation	14,802	11,513	10,863	28.6%	36.3%
Total selling, general and administrative	37,461	34,716	33,487	7.9%	11.9%
Amortization of intangible assets	4,278	6,429	6,268	(33.5%)	(31.7%)
Depreciation and amortization of property,	3,393	3,051	3,065	11.2%	10.7%
equipment, and leasehold improvement
Total operating expenses	$74,423	$73,131	$75,034	1.8%	(0.8%)

Total founders grant	$2,071	$6,201	$6,254	(66.6%)	(66.9%)
Compensation excluding founders grant	42,955	38,299	39,273	12.2%	9.4%
Non-compensation	21,726	19,151	20,174	13.4%	7.7%
Amortization of intangible assets	4,278	6,429	6,268	(33.5%)	(31.7%)
Depreciation and amortization of property,	3,393	3,051	3,065	11.2%	10.7%
equipment, and leasehold improvement

Total operating expenses	$74,423	$73,131	$75,034	1.8%	(0.8%)

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Table 6:  Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	February 28,		November 30,
In thousands	2010	2009	2009
Adjusted EBITDA1	$56,999	$48,465	$59,343
Less: Founders grant expense	2,071	6,201	6,254
Less: Depreciation and amortization	3,393	3,051	3,065
Less: Amortization of intangible assets	4,278	6,429	6,268
Less: Other expense (income), net	3,420	6,399	4,103
Less: Provision for income taxes	16,319	9,661	15,118
Net income	$27,518	$16,724	$24,535

1 All stock based compensation other than the founders grant expense is considered an expense for purposes of calculating adjusted EBITDA.

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Table 7:  Key Operating Metrics

	As of or For the Quarter Ended			Change from
	February		November	February	November
Dollars in thousands	2010	2009	2009	2009	2009
Run Rates 1
Equity indices
Equity index subscriptions	$191,862	$174,242	$185,787	10.1%	3.3%
Equity index asset based fees 2	94,033	50,574	95,301	85.9%	(1.3%)
Equity Indices total	285,895	224,816	281,088	27.2%	1.7%
Equity portfolio analytics	119,046	126,789	118,487	(6.1%)	0.5%
Multi-asset class analytics	41,142	35,309	40,401	16.5%	1.8%
Other Products
Energy and commodity analytics	15,671	14,228	15,365	10.1%	2.0%
Other 3	4,829	6,765	5,232	(28.6%)	(7.7%)
Other Products total	20,500	20,993	20,597	(2.3%)	(0.5%)
Total Run Rate	$466,583	$407,907	$460,573	14.4%	1.3%
Subscription total	372,550	356,333	365,272	4.6%	2.0%
Asset based fees total	94,033	51,574	95,301	82.3%	(1.3%)
Total Run Rate	$466,583	$407,907	$460,573	14.4%	1.3%

Subscription Run Rate by region
% Americas	43.7%	44.7%	43.2%
% non-Americas	56.4%	55.3%	56.8%

Subscription Run Rate by client type
% Asset Managers	61.0%	60.8%	61.2%
% Broker Dealers	11.7%	12.3%	11.5%
% Hedge Funds	5.4%	6.2%	5.5%
% Asset Owners	6.2%	6.1%	6.3%
% Others	15.7%	14.6%	15.5%

New Recurring Subscription Sales	$17,717	$10,770	$16,123	64.5%	9.9%
Subscription Cancellations	$(7,161)	$(8,187)	$(16,312)	(12.5%)	(56.1%)
Net New Recurring Subscription Sales	$10,556	$2,583	$(189)	308.7%	nm
Non-Recurring Sales	$1,168	$501	$1,244	133.1%	(6.1%)

Client count 4	3,153	3,074	3,123	2.6%	1.0%
Employees	918	798	878	15.0%	4.6%

% Employees by location
Developed Market Centers	54%	68%	57%
Emerging Market Centers	46%	32%	43%

1 The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.
2 Includes asset based fees for ETFs, institutional and retail indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
3 Includes run rate related to subscriptions to fixed income analytics and, for quarter ended February 2009, to investable hedge fund index asset based fees.
4 The client count excludes clients that pay only asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as distinct clients when they separately subscribe to our products.

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Table 8:  Supplemental Operating Metrics

Recurring Subscription Sales1 & Subscription Cancellations

	2008			2009				2010
	May	August	November	February	May	August	November	February
New Recurring Subscription Sales	$18,961	$18,658	$18,354	$10,770	$14,286	$15,524	$16,123	$17,717
Subscription Cancellations	(7,336)	(6,543)	(15,227)	(8,187)	(10,913)	(17,175)	(16,312)	(7,161)
Net New Recurring Subscription Sales	$11,625	$12,115	$3,127	$2,583	$3,373	$(1,651)	$(189)	$10,556

1 This does not include non-recurring sales.

Retention Rates

	2008			2009				2010
	May	August	November	February	May	August	November	February
Aggregate Retention Rate 1
Equity indices	94.3%	95.6%	89.3%	94.9%	92.8%	91.4%	88.6%	94.9%
Equity portfolio analytics	88.9%	87.7%	69.6%	86.2%	82.0%	67.6%	78.9%	92.2%
Multi-asset class analytics	76.9%	91.1%	85.1%	92.0%	83.2%	73.9%	60.0%	82.7%
Other products	96.1%	89.1%	80.8%	83.3%	88.3%	84.2%	77.7%	85.8%
Total aggregate retention	90.6%	91.6%	80.6%	90.8%	87.7%	80.6%	81.6%	92.2%

Core Retention Rate 2
Equity indices	94.5%	96.0%	89.5%	95.0%	93.2%	92.2%	89.2%	95.7%
Equity portfolio analytics	91.8%	92.0%	80.5%	87.4%	83.5%	68.9%	79.2%	93.7%
Multi-asset class analytics	76.9%	93.7%	86.8%	92.0%	93.7%	77.5%	65.6%	89.5%
Other products	96.1%	93.1%	83.6%	84.0%	89.6%	86.1%	81.7%	88.6%
Total core retention	91.9%	94.1%	85.3%	91.3%	89.5%	81.9%	82.8%	94.0%

1 The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter.  The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.  Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.
2 Our Core Retention Rate is calculated similarly to our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.

Table 9:  ETF Assets Linked to MSCI Indices

	2009				2010
In Billions	February	May	August	November	February
Quarterly Average AUM in ETFs linked to MSCI Indices	$126.4	$134.7	$180.3	$216.8	$239.6

Quarter-End AUM in ETFs linked to MSCI Indices	$107.8	$175.9	$199.2	$234.2	$235.6

Sequential Change ($ Growth in Billions)
Appreciation / Depreciation	$(13.6)	$42.2	$20.1	$18.0	$(3.0)
Cash Inflow / Outflow	2.4	25.9	3.2	17.0	$4.4
Total Change	$(11.2)	$68.1	$23.3	$35.0	$1.4

Source: Bloomberg and MSCI

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